As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENPHASE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-4645388
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

47281 Bayside Parkway

Fremont, CA 94538

(707) 774-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Badrinarayanan Kothandaraman

Chief Executive Officer

c/o Enphase Energy, Inc.

47281 Bayside Parkway

Fremont, CA 94538

(707) 774-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Penney

Arnold & Porter Kaye Scholer LLP

250 W. 55th Street

New York, NY 10019

(212) 836-8000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
$5,000,000 4.00% Convertible Senior Notes due 2023	$5,000,000	(1)	100	%(2)	$5,000,000	$606.00
Common Stock, par value $0.00001 per share	990,099	(3)				—	(4)

(1)          Represents the aggregate principal amount of the 4.00% Convertible Senior Notes due 2023 issued by the Registrant to the selling securityholder.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and exclusive of accrued interest and distributions, if any.

(3)          Represents the maximum number of shares of common stock, par value $0.00001 per share, issuable upon conversion of the 4.00% Convertible Senior Notes due 2023 at a maximum conversion rate of 198.0198 shares of common stock per $1,000 principal amount of the 4.00% Convertible Senior Notes due 2023 that are registered hereby. Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar events.

(4)          Pursuant to Rule 457(i) under the Securities Act, no additional filing fee is payable with respect to the shares of common stock issuable upon conversion of the 4.00% Convertible Senior Notes due 2023 because no additional consideration will be received in connection with the exercise of the conversion privilege.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 13, 2018

PROSPECTUS

$5,000,000

4.00% Convertible Senior Notes due 2023

and Common Stock issuable upon conversion of the notes

An affiliate of ours who is a director and a stockholder, Thurman John Rodgers, purchased through a trust controlled by him (the “Selling Securityholder”) $5.0 million aggregate principal amount of our 4.00% Convertible Senior Notes due 2023 (the “Affiliate Notes”). The Affiliate Notes were sold in a private placement that was completed in August 2018 currently with the sale and issuance of $60,000,000 aggregate principal amount of our 4.00% Convertible Senior notes due 2023, which were offered and sold to qualified institutional buyers as defined in Rule 144A under the Securities Act (the “Primary Offering”). The Affiliate Notes constitute part of the same series as the notes issued and sold in the Primary Offering (the “Primary Offering Notes” and collectively with the Affiliate Notes, the “Notes”).

This prospectus will be used by the Selling Securityholder to resell the Affiliate Notes and any shares of our common stock issuable upon conversion of the Affiliate Notes. We will not receive any of the proceeds from the sale of the Affiliate Notes or such shares of our common stock by the Selling Securityholder.

Holders may convert the Affiliate Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date of the Affiliate Notes. Upon conversion of an Affiliate Note, we will deliver for each $1,000 principal amount of converted Affiliate Notes a number of shares of our common stock equal to the conversion rate (along with cash in lieu of any fractional share) as described in this prospectus. The conversion rate will initially be 180.0180 shares of common stock per $1,000 principal amount of the Affiliate Notes (equivalent to an initial conversion price of approximately $5.56 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest.

The Affiliate Notes will bear interest at a rate of 4.00% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2019. The Affiliate Notes will mature on August 1, 2023, unless earlier converted or repurchased. We may not redeem the Affiliate Notes prior to their maturity date, and no sinking fund is provided for the Affiliate Notes.

The Affiliate Notes will be our general unsecured obligations and will: rank senior to any of our indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to any of our indebtedness that is not so subordinated; be effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including the Term Loan outstanding under our Loan Agreement, each as defined in this prospectus); and be structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

The Selling Securityholder identified in this prospectus, or its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

We provide more information about how the Selling Securityholder may sell the Affiliate Notes and shares of common stock issuable upon conversion of the Affiliate Notes in the section entitled “Plan of Distribution” beginning on page 32 of this prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “ENPH.” On December 11, 2018, the last reported sale price of our common stock on the Nasdaq Global Market was $5.70.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties included herein under the heading “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December  , 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this process, the Selling Securityholder may from time to time, in one or more offerings, sell the Affiliate Notes and our common stock issuable upon conversion of the Affiliate Notes, as described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information contained in this prospectus (and in any supplement or amendment to this prospectus) is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of the Affiliate Notes or our common stock issuable upon conversion of the Affiliate Notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” before deciding whether to invest in any of the Affiliate Notes or our common stock issuable upon conversion of the Affiliate Notes being offered.

This prospectus incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

As used in this prospectus, references to “Enphase,” “we,” “our” and “us” refer to Enphase Energy, Inc. and its subsidiaries, unless otherwise specified in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference into this prospectus and may not contain all of the information that is important to you. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the risks and uncertainties included herein under the heading “Risk Factors” beginning on page 4 in this prospectus and incorporated by reference from our most recent quarterly report on Form 10-Q, before making an investment decision.

Company Overview

We deliver simple, innovative and reliable energy management solutions that advance the worldwide potential of renewable energy. Our semiconductor-based microinverter system converts direct current (DC) electricity to alternating current (AC) electricity at the individual solar module level and brings a system-based, high technology approach to solar energy generation leveraging our design expertise across power electronics, semiconductors, networking, and cloud-based software technologies. Since inception through December 1, 2018, we have shipped over 18 million microinverters, representing over four gigawatts of solar photovoltaic (PV) generating capacity, and more than 820,000 Enphase residential and commercial systems have been deployed in over 120 countries.

Corporate Information

We were incorporated as PVI Solutions, Inc. in March 2006 in the State of Delaware and changed our name to Enphase Energy, Inc. in July 2007. Our principal corporate offices are located at 47281 Bayside Parkway, Fremont, CA, 94538, and our telephone number is (707) 774-7000. Our website is located at www.enphase.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

Risk Factors

Investing in our common stock involves a high degree of risk.  See “Risk Factors” on page 4 below.

THE OFFERING

The summary below describes the principal terms of the Affiliate Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Affiliate Notes. When the Selling Securityholder offers and sells any securities pursuant to a prospectus supplement, we may include additional information relevant to the terms of the offering in the prospectus supplement.

Issuer:	Enphase Energy, Inc., a Delaware corporation.

Securities:	$5,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2023 and 990,099 shares of our common stock issuable upon conversion of such Affiliate Notes.

Maturity:	August 1, 2023, unless earlier converted or repurchased.

Interest:	4.00% per year. Interest will accrue from August 17, 2018 and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2019.

Conversion Rights:

Holders may convert all or any portion of the Affiliate Notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate for the Affiliate Notes is initially 180.0180 shares of common stock per $1,000 principal amount of Affiliate Notes (equivalent to an initial conversion price of approximately $5.56 per share of common stock), subject to adjustment as described in this prospectus.

Upon conversion, we will deliver for each $1,000 principal amount of Affiliate Notes converted a number of shares of our common stock equal to the conversion rate (together with a cash payment in lieu of delivering any fractional share) on the second business day following the relevant conversion date.

Holders will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of any Affiliate Notes, except in limited circumstances. Instead, interest will be deemed to be paid by the delivery of the shares of our common stock, together with a cash payment for any fractional share, upon conversion of any Affiliate Notes.

No Redemption:

We may not redeem the Affiliate Notes prior to the maturity date and no “sinking fund” is provided for the Affiliate Notes, which means that we are not required to redeem or retire the Notes periodically.

Ranking:

The Affiliate Notes and the Primary Offering Notes will be our general unsecured obligations and will: rank senior to our indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to any of our indebtedness that is not so subordinated; be effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including the Term Loan outstanding under our Loan Agreement); and be structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

Nasdaq Global Market Symbol for our Common Stock:	Our common stock is listed on The Nasdaq Global Market under the symbol “ENPH.”

Trustee, Paying Agent and Conversion Agent:	U.S. Bank National Association

RISK FACTORS

An investment in the Affiliate Notes and shares of our common stock issuable upon conversion of the Affiliate Notes involves a high degree of risk. Before deciding whether to invest in the Affiliate Notes or shares of our common stock, you should consider carefully the risk factors and all other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K and, if applicable, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additional risks not currently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.” When the Selling Securityholder offers and sells any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or any such prospectus supplement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus that we subsequently file with the SEC will include forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in or incorporated by reference into this prospectus regarding future operating or financial performance, business strategies, technology developments, financing and investment plans, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, expense levels, liquidity sources, timing of new product releases, and with respect to our completed transactions under the Asset Purchase Agreement with SunPower Corporation, or SunPower, involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that we believe could affect our results include:

•                  our ability to improve our liquidity and to achieve profitability;

•                  our ability to reduce product costs and operating expenses;

•                  the future demand for solar energy solutions;

•                  the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications;

•                  the impact of tariffs and other government actions on the solar industry, our products and international trade;

•                  our ability to achieve and realize the anticipated benefits of the Master Supply Agreement with SunPower that became effective upon the closing of the transactions under the Asset Purchase Agreement with SunPower;

•                  our ability to achieve broader market acceptance of our microinverter systems;

•                  our reliance on sole-source and limited-source suppliers for key components and products;

•                  changes in the retail price of electricity derived from the utility grid or alternative energy sources;

•                  our ability to raise additional capital on favorable terms to execute on our current or future business opportunities;

•                  changes in international trade policy or the imposition of new laws or regulations that materially harm our business;

•                  the threat of global economic, capital markets and credit disruptions that pose risks for our business;

•                  our ability to retain key personnel and effectively manage our workforce during our planned expansion into new markets;

•                  the ability of potential owners of solar PV systems to secure financing on acceptable terms;

•                  change in seasonal trends, natural disasters, construction cycles, terrorist or cyber-attacks, or other catastrophic events;

•                  our ability to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry;

•                  our ability to compete effectively with existing and new competitors; and

•                  the success of competing solar solutions that are or become available.

While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the fiscal period ended September 30, 2018, filed with the SEC on November 6, 2018, and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that we file after the date hereof and are incorporated by reference into this prospectus. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Affiliate Notes or shares of our common stock issued upon conversion of the Affiliate Notes by the Selling Securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

Any time any of the Affiliate Notes are offered pursuant to this prospectus, we will provide a table setting forth our ratio of earnings to fixed charges on a historical basis in the applicable prospectus supplement, if required.

PRICE RANGE OF OUR COMMON STOCK

Our common stock trades on The Nasdaq Global Market under the symbol “ENPH.” The following table lists the high and low intraday sales prices (per share) of our common stock as reported by The Nasdaq Global Market for the periods indicated.

	Price Range
	High	Low
Fiscal Year ended December 31, 2016:
First Quarter	$3.73	$1.76
Second Quarter	2.80	1.73
Third Quarter	2.14	1.16
Fourth Quarter	1.50	0.95

Fiscal Year ended December 31, 2017:
First Quarter	$2.03	$1.01
Second Quarter	1.41	0.65
Third Quarter	1.67	0.76
Fourth Quarter	3.45	1.24

Fiscal Year ending December 31, 2018:
First Quarter	$5.58	$1.83
Second Quarter	7.55	3.81
Third Quarter	7.60	3.70
Fourth Quarter (through December 11, 2018)	6.34	4.06

The last reported sale price of our common stock on The Nasdaq Global Market on December 11, 2018 was $5.70 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Any future determination as to the payment of dividends will be at the sole discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. Under the Amended and Restated Loan and Security Agreement, dated February 10, 2017, among Enphase and lenders affiliated with Tennenbaum Capital Partners, LLC (“TCP” and the Amended and Restated Loan and Security Agreement, as amended, the “Loan Agreement”) and the term loans thereunder, the “Term Loan”), our ability to pay dividends is restricted.

DESCRIPTION OF THE AFFILIATE NOTES

We issued the Affiliate Notes under an indenture (the “Indenture”) originally dated August 17, 2018 between us and U.S. Bank National Association, as trustee (the “trustee”).

The following description is a summary of the material provisions of the Affiliate Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the Affiliate Notes, the Primary Offering Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Affiliate Notes.

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

For purposes of the description under this “Description of the Affiliate Notes”, references to “Enphase,” “we,” “our” and “us” refer only to Enphase Energy, Inc. and not to our subsidiaries.

General

The Affiliate Notes:

•                  are our general unsecured, senior obligations;

•                  have an aggregate principal amount of $5.0 million;

•                  bear cash interest from August 17, 2018 at an annual rate of 4.00% payable semiannually on February 1 and August 1 of each year, beginning on February 1, 2019;

•                  are not be redeemable prior to maturity;

•                  are subject to repurchase by us at the option of the holders following a fundamental change occurring prior to the maturity date (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) at a repurchase price equal to 100% of the principal amount of the Affiliate Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;

•                  mature on August 1, 2023, unless earlier converted or repurchased in accordance with their terms; and

•                  were issued in minimum denominations of $1,000 and multiples of $1,000.

Subject to satisfaction of certain conditions, the Affiliate Notes may be converted at an initial conversion rate of 180.0180 shares of common stock per $1,000 principal amount of the Affiliate Notes (equivalent to an initial conversion price of approximately $5.56 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Upon conversion of an Affiliate Note, we will deliver shares of our common stock, together with a cash payment in lieu of delivering any fractional share, as described under “—Conversion Rights— Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The Indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the Indenture or otherwise. The Indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger or Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the Indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the Indenture and issue additional Notes under the Indenture with the same terms as the Affiliate Notes and the Primary Offering Notes (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional Notes and, if applicable, restrictions on transfer of such additional Notes) in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Primary Offering Notes for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.

We do not intend to list the Notes, including the Affiliate Notes, on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all Affiliate Notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All Affiliate Notes delivered to the trustee shall be cancelled promptly by the trustee. Except for Notes surrendered for transfer or exchange, no Affiliate Notes shall be authenticated in exchange for any Affiliate Notes cancelled as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), repurchase the Affiliate Notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any Affiliate Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the Indenture upon their surrender to the trustee.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated Notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in the United States as a place where Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and we may act as paying agent or registrar. Interest on certificated Notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of Notes may transfer or exchange Notes at the office of the registrar in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a Note will be treated as its owner for all purposes.

Interest

The Affiliate Notes will bear cash interest at a rate of 4.00% per year until maturity. Interest on the Affiliate Notes will accrue from August 17, 2018 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2019.

Interest will be paid to the person in whose name a Note is registered at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the Affiliate Notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required fundamental change repurchase date of an Affiliate Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in herein include additional interest, if any, payable as described under “—No Registration Rights; Additional Interest” and at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The Affiliate Notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the Affiliate Notes. The Affiliate Notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The Affiliate Notes will effectively rank junior to any of our secured indebtedness (including all amounts outstanding under the Loan Agreement) to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full. The Affiliate Notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Affiliate Notes then outstanding.

The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay cash for the fundamental change repurchase price if a holder requires us to repurchase Notes upon a fundamental change as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the Notes upon a fundamental change, and our current debt contains, and our future debt may contain, limitations on our ability to repurchase the notes.”

No Redemption

We may not redeem the Affiliate Notes prior to the maturity date, and no “sinking fund” is provided for the Notes, which means that we are not required to redeem or retire the Notes periodically.

Conversion Rights

General

Holders may convert all or any portion of their Affiliate Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate for the Affiliate Notes will initially be 180.0180 shares of common stock per $1,000 principal amount of the Affiliate Notes (equivalent to an initial conversion price of approximately $5.56 per share of common stock). Upon conversion of a Note, we will satisfy our conversion obligation by delivering shares of our common stock, together with a cash payment in lieu of delivering any fractional share, as set forth below under “—Settlement upon Conversion.” We will settle our conversion obligation on the second business day immediately following the relevant conversion date. The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s Affiliate Notes so long as the Affiliate Notes converted are a multiple of $1,000 principal amount.

If a holder of Affiliate Notes has submitted Notes for purchase upon a fundamental change, the holder may convert those Notes only if that holder first withdraws its fundamental change purchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of the Affiliate Notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our delivery to you of the full number of shares, together with a cash payment for any fractional share, into which a Note is convertible will be deemed to satisfy in full our obligation to pay:

•        the principal amount of the Affiliate Note; and

•        accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if the Affiliate Notes are converted after the close of business on a regular record date for the payment of interest, holders of such Notes at the close of business on such regular record date will receive the full amount of interest payable on such Notes on the corresponding interest payment date notwithstanding the conversion. Affiliate Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment need be made:

•       for conversions following the regular record date immediately preceding the maturity date;

•       if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately succeeding the corresponding interest payment date; or

•       to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

Therefore, for the avoidance of doubt, all record holders of Affiliate Notes on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date in cash regardless of whether their Notes have been converted following such regular record date.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the Notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated Note, to convert you must:

•       complete and manually sign the conversion notice on the back of the Note, or a facsimile of the conversion notice;

•       deliver the conversion notice, which is irrevocable, and the Note to the conversion agent;

•       if required, furnish appropriate endorsements and transfer documents; and

•       if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of our common stock upon conversion of the Notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a Note, the holder may not surrender that Note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the Indenture. If a holder submits its Notes for required repurchase, the holder’s right to withdraw the fundamental change repurchase notice and convert the Notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of Notes being converted a number of shares of our common stock equal to the conversion rate, together with a cash payment in lieu of delivering any fractional share of common stock issuable upon conversion based on the last reported sale price of our common stock on the relevant conversion date. We will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date.

Each conversion will be deemed to have been effected as to any Notes surrendered for conversion on the conversion date, and the person in whose name the shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on such conversion date.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Notes, in any of the transactions described below without having to convert their Notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by such holder.

(1)         If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × [OS1 / OS2]

where,

CR0 =                         the conversion rate in effect immediately prior to the close of business on the record date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =                         the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;

OS0  =                          the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable (before giving effect to any such dividend, distribution, split or combination); and

OS1 =                           the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)              If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 × [OS0 + X] / [OS0 + Y]

where,

CR0 =                         the conversion rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =                           the conversion rate in effect immediately after the close of business on such record date;

OS0 =                           the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =                                       the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =                                       the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)              If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•        dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•        payments in respect of tender or exchange offers as to which an adjustment was effected pursuant to clause (5) below;

•        dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

•        distributions of reference property in a transaction described in “—Recapitalizations, Reclassifications, and Changes of Our Common Stock;” and

•        spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 × SP0 / [SP0 - FMV]

where,

CR0 =                             the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =                             the conversion rate in effect immediately after the close of business on such record date;

SP0 =                                 the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =                        the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the record date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0”(as defined above), in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 × [FMV0 + MP0] / MP0

where,

CR0 =                                  the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =                                  the conversion rate in effect immediately after the end of the valuation period;

FMV0 =                        the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Settlement upon Conversion” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =                                 the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that in respect of any conversion of Notes during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate.

(4)              If any cash dividend or distribution is made to all or substantially all holders of our common stock (excluding, for the avoidance of doubt, cash payments in respect of tender or exchange offers to which clause (5) below shall apply), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × SP0 / [SP0 - C]

where,

CR0 =                         the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =                         the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =                             the daily volume-weighted average price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =                                  the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0”(as defined above), in lieu of the foregoing increase, each holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)              If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 × [AC + (SP1× OS1)] / [OS0 × SP1]

where,

CR0 =                         the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =                         the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =                              the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =                           the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =                           the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =                             the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective as described above, and a holder that has converted its Notes on or after the relevant ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

As used in this section, “daily volume-weighted average price” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ENPH <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily volume-weighted average price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Subject to the applicable listing standards of The Nasdaq Global Market, we are permitted to increase the conversion rate for the Notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to the applicable listing standards of The Nasdaq Global Market, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate.

If we have a rights plan in effect upon conversion of the Notes into common stock, you will receive, in addition to the shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate for the Notes will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•    upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•    upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•    upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

•    upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described under clause (5) above;

•    solely for a change in the par value of our common stock; or

•    for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•    any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•    any consolidation, merger or combination involving us,

•    any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•    any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, we and/or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture, without the consent of holders, provided that the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, the number of shares of our common stock otherwise deliverable upon conversion of the Notes as set forth under “—Settlement upon Conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the Notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their Notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the Indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the Indenture requires us to calculate the last reported sale prices over a span of multiple days (including, without limitation, the period, if any, for determining the “stock price” for purposes of a make-whole fundamental change), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date, ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when such last reported sale prices are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date, and a holder elects to convert its Notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the Notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of Notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of such Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of Notes for conversion in connection with a make-whole fundamental change, we will deliver shares of our common stock, including the additional shares, as described under “—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate for the Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate for the Affiliate Notes will be increased per $1,000 principal amount of the Affiliate Notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$5.05	$5.25	$5.50	$5.75	$6.00	$7.00	$8.00	$9.00	$10.00	$15.00	$20.00
August 17, 2018	18.0018	18.0018	18.0018	18.0018	18.0018	15.4053	11.8361	9.3557	7.4882	2.3303	0.3554
August 1, 2019	18.0018	18.0018	18.0018	18.0018	18.0018	13.2449	10.1253	8.0240	6.4567	2.0706	0.3351
August 1, 2020	18.0018	18.0018	18.0018	17.5618	15.5732	10.6280	8.0530	6.4039	5.1884	1.7284	0.2818
August 1, 2021	18.0018	18.0018	16.4429	13.8625	11.8863	7.5353	5.6510	4.5257	3.6986	1.2881	0.2079
August 1, 2022	18.0018	15.7306	11.8162	9.0366	7.1112	3.8624	2.9215	2.3793	1.9619	0.7142	0.1092
August 1, 2023	18.0018	10.4582	1.8002	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•        If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•        If the stock price is greater than $20.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•        If the stock price is less than $5.05 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of the Affiliate Notes exceed 198.0198 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligations to increase the conversion rate for the Notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time prior to the maturity date, holders will have the right, at their option, to require us to repurchase for cash all of their Notes, or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(1)              a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, files a

Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in

Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2)              the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)              our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)              our common stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

For purposes of the definition of “fundamental change” above, any transaction that constitutes a fundamental change pursuant to both clause (1) and clause (2) of such definition shall be deemed a fundamental change solely under clause (2) of such definition.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the Notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•        the events causing a fundamental change;

•        the date of the fundamental change;

•        the last date on which a holder may exercise the repurchase right;

•        the fundamental change repurchase price;

•        the fundamental change repurchase date;

•        the name and address of the paying agent and the conversion agent, if applicable;

•        if applicable, the conversion rate and any adjustments to the conversion rate;

•        that the Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the Indenture; and

•        the procedures that holders must follow to require us to repurchase their Notes.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the Notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•        if certificated, the certificate numbers of your Notes to be delivered for repurchase;

•        the portion of the principal amount of Notes to be repurchased, which must be $1,000 or a multiple thereof; and

•        that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the Indenture.

If the Notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•        the principal amount of the withdrawn Notes, which must be in minimum denominations of $1,000 or a multiple in excess thereof;

•        if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

•        the principal amount, if any, which remains subject to the repurchase notice, which must be in minimum denominations of $1,000 or a multiple in excess thereof.

If the Notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the Notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Notes on the fundamental change repurchase date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•        the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•        all other rights of the holder of such Notes will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•        comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•        file a Schedule TO or any other required schedule under the Exchange Act; and

•        otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the Notes,

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the Indenture.

No Notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such Notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their Notes or be entitled to an increase in the conversion rate upon conversion as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in circumstances involving a significant change in the composition of our board unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the Notes upon a fundamental change, and our current debt contains, and our future debt may contain, limitations on our ability to repurchase the notes.” If we fail to repurchase Notes when required following a fundamental change, we will be in default under the Indenture. In addition, our Loan Agreement contains, and we may in the future incur other indebtedness with, similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger or Sale of Assets

The Indenture provides that we will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the Notes and the Indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the Indenture, and we will be discharged from our obligations under the Notes and the Indenture, except in the case of any such lease.

Although these types of transactions are permitted under the Indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the Notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the Notes:

(1)              default in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)              default in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)              our failure to comply with our obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right;

(4)              our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a make-whole fundamental change as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” in each case when due;

(5)              our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a make-whole fundamental change as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” in each case when due;

(6)              principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or the Indenture;

(7)              default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $5.0 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and, in the cases of clauses (i) and (ii) such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days of such acceleration or failure to pay, as applicable;

(8)              a final judgment or judgments for the payment of $5.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(9)              certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding Notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the Indenture will provide that, to the extent we elect, the sole remedy for an event of default under the Indenture relating to our failure to comply with our obligations as set forth under “—Reports” below, will, for the first 270 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during the first 90 days after the occurrence of such an event of default and 0.50% per annum of the principal amount of the Notes outstanding from the 91st day to, and including, the 270th day following the occurrence of such an event of default during which such event of default is continuing (in addition to any additional interest that may accrue with respect to the Notes as a result of a registration default as described below under the caption “—No Registration Rights; Additional Interest”).

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 271st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 271st day), the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default under the Indenture. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the Notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 270 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify in writing all holders of the Notes, the trustee and the paying agent of such election prior to the occurrence of such event of default. Upon our failure to timely give such notice, the Notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding Notes may waive all past defaults with respect to the Notes (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•   the principal (including the fundamental change repurchase price, if applicable) of;

•   accrued and unpaid interest, if any, on; and

•   the consideration due upon conversion of,

its Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)         such holder has previously given the trustee written notice that an event of default is continuing;

(2)         holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

(3)         such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4)         the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)         the holders of a majority in principal amount of the outstanding Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee under the Indenture.

The Indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the Indenture, the trustee will be entitled to indemnification or security satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The Indenture provides that if a default occurs and is continuing and is actually known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after it receives notice thereof. Except in the case of a default in the payment of principal of or interest on any Note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year under the Indenture. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults under the Indenture, their status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)              reduce the amount of Notes whose holders must consent to an amendment;

(2)              reduce the rate of or extend the stated time for payment of interest on any Note;

(3)              reduce the principal of or extend the stated maturity of any Note;

(4)              make any change that adversely affects the conversion rights of any Note;

(5)              reduce the fundamental change repurchase price of any Note or amend or modify in any manner adverse to the holders of the Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)              make any note payable in money or at a place of payment other than that stated in the Note;

(7)              change the ranking of the Notes;

(8)              impair the right of any holder to receive payment of principal and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes; or

(9)              make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the Indenture to:

(1)              cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the Notes;

(2)              provide for the assumption by a successor corporation of our obligations under the Indenture;

(3)              add guarantees with respect to the Notes;

(4)              secure the Notes;

(5)              add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us under the Indenture;

(6)              make any other change that does not adversely affect the rights of any holder (for the avoidance of doubt, any amendment to conform the terms of the Indenture or the Notes to the description contained in the offering memorandum for the Primary Notes Offering, along with any pricing term sheet with respect thereto;

(7)              increase the conversion rate as provided in the Indenture;

(8)              provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

(9)              provide for the conversion of Notes in accordance with the terms of the Indenture;

(10)       in connection with any transaction described under “Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the Notes are convertible into reference property, subject to the provisions described under “Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the Notes to the extent expressly required by the Indenture;

(11)       provide for the issuance of additional Notes in accordance with the terms of the Indenture, to the extent that we deem such amendment necessary or advisable in connection with such issuance; provided that that no such amendment or supplement may impair the rights or interests of any holder of the outstanding Notes;

(12)       comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(13)       conform the provisions of the Indenture to any provision of the “Description of Notes” section in the offering memorandum and pricing term sheet for the Primary Notes Offering.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Relationship to Primary Offering; Fungibility of Affiliate Notes

The Affiliate Notes constitute part of the same series as the Primary Offering Notes offered in the Primary Offering, including with respect to voting rights under the Indenture governing the Notes (except as forth below under “—Voting”). The Affiliate notes were issued in certificated form, were not initially fungible with the Primary Offering Notes and are subject to different transfer restrictions than the Primary Offering Notes.

Voting

In determining whether the holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under the Indenture, Notes that are owned by us, by any of our subsidiaries or by any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with us or any of our subsidiaries and, as long as they are held by an affiliate of ours, the Affiliate Notes, shall be disregarded and deemed not to be outstanding for the purpose of any such determination, except that for the purposes of determining whether the trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes (and Affiliate Notes) that a responsible officer of the trustee actually knows are so owned shall be disregarded.

Notes (and Affiliate Notes) so owned that have been pledged in good faith may be regarded as outstanding for such purposes if the pledgee shall establish its right to so act with respect to such Notes and that the pledgee is not us, one of our subsidiaries or a person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with us or on of our subsidiaries.

Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock and, if applicable, sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Calculations in Respect of the Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, accrued interest payable on the Notes and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the trustee, the paying agent and the conversion agent, and each of the trustee, the paying agent and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the written request of that holder.

Reports

The Indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, it being understood that the trustee shall not be responsible for determining whether such filings have been made. Delivery of reports, information and documents to the trustee under the Indenture is for informational purposes only and the information and the trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of its covenants thereunder (as to which the trustee is entitled to rely exclusively on an officer’s certificate).

Trustee

U.S. Bank National Association is the initial trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The Indenture provides that it and the Notes, and any claim, controversy or dispute arising under or related to the Indenture or the Notes, will be governed by and construed in accordance with the laws of the State of New York.

SELLING SECURITYHOLDER

We originally issued the Affiliate Notes to the Selling Securityholder in a private placement completed in August 2018. In connection with that private placement, we agreed to file the registration statement of which this prospectus is a part to cover the resale of the Affiliate Notes and the shares of our common stock issuable upon conversion of the Affiliate Notes. We have agreed to keep this registration statement effective until August 2020 or, if earlier, the date on which the Affiliate Notes and related shares of our common stock have been sold or may be sold without restriction or limitation under Rule 144 of the Securities Act.

The Selling Securityholder may sell some, all or none of its Affiliate Notes and shares of common stock into which the Affiliate Notes are converted. The Affiliate Notes and underlying shares of common stock covered hereby may be offered from time to time by the Selling Securityholder.

The following table sets forth for the Selling Securityholder, the number and percentage of our common stock beneficially owned by the Selling Securityholder as of December 3, 2018, the principal amount of Affiliate Notes and underlying shares of our common stock that may be offered under this prospectus, and the number and percentage of our common stock beneficially owned by the Selling Securityholder assuming all of the securities covered by this prospectus are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Securityholder. The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all securities being offered by the Selling Securityholder under this prospectus. The percentage of shares owned after the offering is based on 106,764,841 shares of common stock outstanding as of December 3, 2018. Unless otherwise indicated in the footnotes to this table, we believe that the Selling Securityholder named in this table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned.

			After Offering
Name	Principal Amount of Affiliate Notes that May be Sold	Number of Shares of Common Stock that May be Sold (1)	Principal Amount of Affiliate Notes and Shares of Common Stock Issuable Under Affiliate Notes	Percentage of Common Stock Beneficially Owned (2)
Rodgers Massey Revocable Living Trust dtd 4/4/11	$5,000,000	990,099	—	5.06%

(1)         Represents the shares of common stock issuable upon conversion of the Affiliate Notes at an initial conversion rate of 180.0180 shares of common stock per $1,000 principal amount of the Affiliate Notes.

(2)         The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on January 19, 2017, reporting beneficial ownership as of January 19, 2017 and consists of common stock held of record by Rodgers Massey Revocable Living Trust dtd 4/4/11, for which Mr. Rodgers and his spouse, Valeta Massey, serve as trustees and share joint voting and dispositive power. The Schedule 13G filed by the reporting person provides information only as of January 9, 2017, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between January 9, 2017 and February 9, 2018. The address for the reporting persons is: 575 Eastview Way, Woodside, CA 94062.

Relationships with the Selling Securityholder

The Selling Securityholder is a member of our Board of Directors and also serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee of our Board of Directors.

PLAN OF DISTRIBUTION

We are registering the Affiliate Notes issued to the Selling Securityholder, as well as the shares of common stock into which the Affiliate Notes may be converted (collectively, the “Securities”), to permit the resale of the Securities by the Selling Securityholder from time to time from after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholder of any of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholder may use any one or more of the following methods when selling the Securities:

•                       through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the Securities;

•                       privately negotiated transactions; or

•                       any other method permitted pursuant to applicable law.

The Selling Securityholder may also sell the Securities under Rule 144 under the Securities Act (if available and subject to the restrictions thereof) rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

In connection with the sale of the Securities, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The Selling Securityholder may also sell the shares of common stock issued upon the conversion of the Affiliate Notes short and deliver these securities to close out its short positions or to return borrowed shares in connection with such short sales, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The Selling Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The foregoing provisions of this paragraph are subject, in each instance, to any further restrictions as may apply to the Selling Securityholder under any agreement between the Selling Securityholder and us.

The Selling Securityholder and any broker-dealers or agents that are involved in selling the Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such Selling Securityholder, broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the Selling Securityholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The Selling Securityholder has informed us that he is not a registered broker-dealer or an affiliate of a registered broker-dealer. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the Selling Securityholder may be entitled to contribution. We may be indemnified by the Selling Securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Securityholder specifically for use in this prospectus, or we may be entitled to contribution.

The Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

We agreed to cause the registration statement of which this prospectus is a part to remain effective until the earlier to occur of (i) the date that all Securities have been sold or can be sold publicly without restriction or limitation under Rule 144 (including, without limitation, the requirement to be in compliance with Rule 144(c)(1)) or (ii) August 17, 2020. The Securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any Securities by the Selling Securityholder or any other person. We will make copies of this prospectus available to the Selling Securityholder and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any Selling Securityholder will sell any or all of the Securities we registered on behalf of the Selling Securityholder pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the Securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Securities being offered hereby have been passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the resale of the common stock the Selling Securityholder is offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock offered by the Selling Securityholder under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Enphase. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at www.enphase.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35480):

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018;

•                  the information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, from our Schedule 14A, filed with the SEC on April 2, 2018;

•                  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, as filed with the SEC on May 10, 2018, August 6, 2018 and November 6, 2018, respectively;

•                  our Current Reports on Form 8-K filed with the SEC on February 5, 2018, February 27, 2018, March 5, 2018, March 9, 2018, May 1, 2018, May 21, 2018, June 5, 2018, June 12, 2018, July 31, 2018, August 9, 2018 (as amended by Amendment No. 1 thereto filed on October 23, 2018), August 16, 2018, August 17, 2018, October 1, 2018 and November 6, 2018 (except, with respect to each of the foregoing, for the portions of such reports which were deemed to be furnished and not filed); and

•                  the description of our common stock in our registration statement on Form 8-A filed with the SEC on March 28, 2012, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Enphase Energy, Inc.

47281 Bayside Parkway

Fremont, CA 94538

(707) 774-7000

Attn: Legal Department

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the Affiliate Notes and related shares of common stock being registered. The Selling Securityholder will not bear any portion of such expenses. All of the amounts shown are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$606
Accounting fees and expenses	$5,000
Legal fees and expenses	$5,000
Printing and miscellaneous fees and expenses	$1,000
Total	$11,606

Item 15. Indemnification of Directors and Officers

The registrant’s certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•                       any breach of the director’s duty of loyalty to the registrant or its stockholders;

•                       any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•                       any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends; or

•                       any transaction from which the director derived an improper personal benefit.

These provisions do not limit or eliminate the registrant’s rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s bylaws require the registrant to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware law. The registrant may expand the extent of such indemnification by individual contracts with the registrant’s directors and executive officers. Further, the registrant may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against the registrant or its directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by the registrant’s board of directors.

The registrant has entered into indemnity agreements with each of its current directors and its executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of the registrant’s directors, officers or employees for which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant has the power to indemnify its other officers, employees and other agents, as permitted by Delaware law, but the registrant is not required to do so.

The registrant has a directors and officers insurance and registrant reimbursement policy. The policy insures the registrant’s directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to any offerings pursuant to this registration statement.

The registration rights agreement that the registrant entered into with the Selling Securityholder identified in the prospectus included in this registration statement provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of the Selling Securityholder, including for some liabilities arising under the Securities Act.

Item 16. Exhibits

Exhibit Number	Description of Document

4.1	Indenture, dated August 17, 2018, between Enphase Energy, Inc. and U.S. Bank National Association (1)

4.2	Form of 4.00% Convertible Senior Note due 2023 (included in Exhibit 4.1) (2)

4.3	Specimen Common Stock Certificate of Enphase Energy, Inc. (3)

4.4	Securities Purchase Agreement, dated August 14, 1018, by and between Enphase Energy, Inc. and the Rodgers Massey Revocable Trust dtd 4/4/11 (4)

5.1+	Opinion of Arnold & Porter Kaye Scholer LLP

23.1+	Consent of Independent Registered Public Accounting Firm

23.2+	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1)

24.1+	Power of Attorney is contained on the signature pages

+            Filed herewith.

(1)              Previously filed as Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35480), filed with the Securities and Exchange Commission on August 17, 2018, and incorporated by reference herein.

(2)              Previously filed as Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35480), filed with the Securities and Exchange Commission on August 17, 2018, and incorporated by reference herein.

(3)              Previously filed as Exhibit 4.1 to the Registration Statement on Form S-1/A (File No. 333-174925), and incorporated herein by reference.

(4)              Previously filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-35480), filed with the Securities and Exchange Commission on August 17, 2018, and incorporated by reference herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 13, 2018.

ENPHASE ENERGY, INC.

By:	/s/ ERIC BRANDERIZ
Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS , that each person whose signature appears below constitutes and appoints Badrinarayanan Kothandaraman and Eric Branderiz, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/BADRINARAYANAN KOTHANDARAMAN	President, Chief Executive Officer and Director	December 13, 2018
Badrinarayanan Kothandaraman	(Principal Executive Officer)

/s/ ERIC BRANDERIZ	Vice President and Chief Financial Officer	December 13, 2018
Eric Branderiz	(Principal Financial and Accounting Officer)

/s/ THURMAN JOHN RODGERS	Director	December 13, 2018
Thurman John Rodgers

/s/ STEVEN J. GOMO	Director	December 13, 2018
Steven J. Gomo

/s/ BENJAMIN KORTLANG	Director	December 13, 2018
Benjamin Kortlang

/s/ RICHARD S. MORA	Director	December 13, 2018
Richard S. Mora